                                                                    EXHIBIT 99.D

                                  ASSIGNMENT

     THIS ASSIGNMENT is executed and delivered as of August 17, 2001, by John Galardi (the "Assignor"), in favor of Phoenix Group of Florida, Inc., a Nevada corporation (the "Assignee").

     WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of July 31, 2001 (the "Purchase Agreement"), by and among the Assignor and Steven
N. Bronson and Catalyst Financial, LLC (collectively, the "Sellers"), the Assignor shall acquire 618,442 shares of common stock, par value U.S. $0.04 per share (the "Shares") of BCT International, Inc., a Delaware corporation.

     WHEREAS, Assignor desires to assign all of his right, title and interest in the Shares under the terms of the Purchase Agreement to Assignee and Assignee desires to acquire from Assignor all of his right, title and interest in the Shares, as provided herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

     Section 1.  Assignment.  The Assignor hereby grants, assigns and transfers
                 ----------
to the Assignee all of Assignor's right, title and interest in and under the Purchase Agreement to purchase the Shares. Upon the execution and delivery of this assignment to the Assignee, the Assignee shall, as of the date hereof, succeed to all of the Assignor's right, title and interest in and to such Shares. The assignment provided for herein shall be without recourse to the Assignor.

     Section 2.  Representations and Warranties.  The Assignor hereby represents
                 ------------------------------
and warrants the following to the Assignee:

                 2.1  Ownership.  The Assignor is the legal and beneficial owner
                      ---------
of all right, title and interest in and under the Purchase Agreement, including, without limitation, the Shares, and all such rights under are free and clear of any Liens (as hereinafter defined). Assignor warrants that no assignment, grant, mortgage, license, or other agreement affecting the rights and property herein conveyed has been or will be made to others by the Assignor or any predecessor in title thereto and that the full right to convey the same as herein expressed is possessed thereby. For purposes of this section, "Liens" shall mean any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or other similar recording or notice statute, and any other arrangement having substantially the same effect as any of the foregoing.

                 2.2  Authority and Enforceability.  The Assignor has duly
                      ----------------------------
authorized, executed and delivered this Assignment and this Assignment constitutes the legal, valid and binding agreement of Assignor in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     Section 3.  Notification of Optionor.  The Assignor hereby agrees upon the
                 ------------------------
execution of this Assignment, the Assignor shall deliver a copy of this Assignment to the Sellers.

     Section 4.  Further Assurances.  The Assignor hereby agrees to take all
                 ------------------
actions, and execute, acknowledge and deliver all such instruments as may be necessary to assure the Assignee the rights intended to be provided to the Assignee pursuant to this Assignment.

     Section 5.  Governing Law.  This Assignment shall be governed by and
                 -------------
construed in accordance with the laws of the State of Florida.

     IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed and delivered as of the date first set forth above.

                                   ASSIGNOR:


                                   By:  /s/ John Galardi
                                        John Galardi